Exhibit 99

Middleburg Financial Corporation Announces

Third Quarter 2003 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & CFO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (October  17, 2003) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported net income of $6.4 million, or $3.33 per diluted share, for the nine months ended September 30, 2003.  This is a 32.2% increase over the $4.8 million, or $2.61 per diluted share, for the nine months ended September 30, 2002.   The return on average assets and average equity were 1.89% and 19.50%, respectively, for the nine months ended September 30, 2003.   Consolidated assets grew 14.5% since September 30, 2002 to  $481.7 million at September 30, 2003.

Net income was $2.1 million or $1.07 per diluted share for the quarter ended September 30, 2003, an increase of 27.2% compared to $1.6 million or $.87 per diluted share for the same quarter in 2002.

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Core Operations	$ 1.12	$ 0.94	$ 3.29	$ 2.73
Security Gains (Losses)	(0.02)	(0.02)	0.13	(0.03)
Amortization Expenses	(0.03)	(0.05)	(0.09)	(0.09)
Net Income per Diluted Share	$ 1.07	$ 0.87	$ 3.33	$ 2.61

Net Interest Income

Net interest income increased 10.7% from $12.8 million for the nine months ended September 30, 2002 to $14.2 million for the same time period in 2003.  Interest income increased 3.9% while interest expense decreased 15.4% when comparing the first nine months of 2003 to the same period in 2002.   The net interest margin was 4.75% for the nine month period ended September 30, 2003 compared to 5.09% for the same period in 2002. Average earning assets increased 18.3% to $417.5 million at September 30, 2003.

The Company remains neutral to rising or falling interest rates over the next 12 months.  Based upon internal interest rate risk models, net interest income could be expected to decrease 2.11%, or approximately $400,000, should interest rates rise 200 basis points over the next 12 month period.

Non Interest Income

Non interest income increased 48.8% to $7.5 million for the nine months ended September 30, 2003 compared to $5.1 million for the nine months ended September 30, 2002.  Equity in earnings from affiliate of $719,000 is the result of the 40% interest in Southern Trust Mortgage, LLC (STM), which  Middleburg acquired on April 15, 2003.  As part of the acquisition of STM, Middleburg’s mortgage banking department was transferred to STM.  All earnings of that department after April 30, 2003 are being reported within the equity in earnings from affiliate.

The equity earnings in STM added $.25 per diluted share for the quarter ended September 30, 2003 and $.51 per diluted share for the nine months ended September 30, 2003.  STM closed $365 million in loans during the third quarter with 51.2% of its production attributable to refinancings.  STM also originated and closed $13.2 million in new construction loans during that same period.  STM expects that production attributable to refinancings, which are leveling off, will decrease in the fourth quarter.  This  production decrease, and any decreases associated with the seasonality of fourth quarter home sales, expected to be offset slightly by an increase in purchase money financings and new construction loans.  STM began measures in August 2003 to cut expenses in effort to maintain efficiencies.

Service charges which includes both deposit fees and certain loan fees related to mortgage banking increased 22.9% to $1.7 million for the nine months ended September 30, 2003 compared to $1.3 million for the nine months ended September 30, 2002.  Investment advisory fees of $1.6 million for the nine months ended September 30, 2003 are from Gilkison Patterson Investment Advisors (GPIA), a wholly owned subsidiary of Middleburg.    GPIA, a registered investment advisor,  was acquired on April 1, 2002 and currently manages approximately $600 million in assets.   Tredegar Trust Company, a wholly owned trust subsidiary, produced  fiduciary fees that increased 10.3% to $1.0 million for the nine months ended September 30, 2003, compared to $903,000 for the same period in 2002.  Fiduciary fees are based primarily upon the market value of the accounts under administration.

Components of non interest income are presented in the table below:

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2003	2002	2003	2002

Mortgage Banking Income	$ -	$ 564	$ 889	$ 1,310
Service Charges	470	522	1,651	1,344
Fiduciary Fees	347	266	996	903
Investment Advisory Fees	534	530	1,574	1,031
Investment Sales Fees	201	172	845	424
Equity in Earnings from Affiliate	719	-	1,484	-
Other Income	42	7	88	48
Non Interest Income	$ 2,313	$ 2,061	$ 7,527	$ 5,060

Non Interest Expense

Non interest expense increased 15.3% to $12.6 million for the nine months ended September 30, 2003 compared to $10.9 million for the same period in 2002.   Salaries and employee benefits increased by 13.8% when comparing September 30, 2003 to September 30, 2002.   Additions to staff to support business development, branching and the formation of a wealth management group have contributed to the increase in salaries and employee benefits.  Commission expense continues to rise in proportion to the increase in the investment sales fees.  Net occupancy and equipment expenses increased 35.2% to $1.7 million for the nine months ended September 30, 2003, compared to $1.2 million for the same period in 2002.  The building expansion program, which includes the operations center and Leesburg branch, affected net occupancy and equipment expense year over year.  The operations center opened in late June 2002 and a second full service branch in Leesburg, Virginia opened in July 2002.

There were no significant non recurring expenses in the third quarter of 2003.  The components of the non interest expense are presented in the table below.

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2003	2002	2003	2002

Salaries and Employee Benefits	$ 2,288	$ 2,201	$ 6,746	$ 5,930
Sales Commissions	101	286	769	688
Net Occupancy and Equipment	558	510	1,683	1,245
Advertising	49	89	189	327
Other Operating Expenses	1,065	972	3,176	2,707

Non Interest Expense	$ 4,061	$ 4,058	$ 12,563	$ 10,897

Consolidated Assets

Total assets increased 16.3% to $481.7 million at September 30, 2003 from $414.2 million at September 30, 2002.  Total loans, net of allowance for loan losses increased 18.9% since September 30, 2002 to $246.5 million at September 30, 2003.  The factors that contributed to the strong loan growth were a strong image advertising campaign that focuses on Middleburg’s commercial lenders and the addition of two commercial lenders with experience in the Loudoun County market.

Non-performing loans were $481,000 at September 30, 2003, compared to $633,000 at September 30, 2002.  Loans past due 90 days or greater were $11,000 at September 30, 2003.  The loan loss provision was $125,000 for the third quarter of 2003.  Net charge-offs were $14,000 for the three months ended September 30, 2003.   Increased growth in the loan portfolio caused the $50,000 increase in provision during the second quarter of 2003.  The allowance for loan losses was $2.5 million or 1.0% of total loans outstanding at September 30, 2003.  Net charge-offs were $252,000 for the nine months ended September 30, 2003, compared to $46,000 for the same period in 2002.

Deposits increased 16.1% to $367.8 million at September 30, 2003 from $315.9 million at September 30, 2002. Securities sold under agreement to repurchase  with commercial checking account customers totaled $11.5 million at September 30, 2003.  Federal Home Loan Bank advances were $46.0 million at September 30, 2003.

Shareholders’ equity was $45.6 million at September 30, 2003, an increase of  14.5% over the September 30, 2002 balance of $39.8 million.  During the second quarter of 2003, Middleburg issued $2.0 million in common stock to the principals of STM.   The book value of Middleburg at September 30, 2003 was $24.23 per common share.  Total common shares outstanding at September 30, 2003 were 1,897,776.

The board of directors announced a $.38 per common share cash dividend for shareholders of record as of October 1, 2003 and payable on October 17, 2003.  The board of directors also announced a two for one stock split for shareholders of record as of October 2, 2003 and payable on October 17, 2003.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.   Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, seasonality in the mortgage banking business, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, the ability to hire and retain quality staff, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with five branches.  Middleburg Bank also owns 40% of Southern Trust Mortgage, LLC which has 14 branch offices in  five states.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg, Virginia.  Gilkison Patterson Investment Advisors, Inc. is a registered investment advisor located in Alexandria, Virginia.

(dollars in thousands, except per	For the Quarter Ended			Nine Months Ended
share data)	September 30,			September 30,
			%			%
	2003	2002	Change	2003	2002	Change
SUMMARY OF OPERATIONS

Interest Income - Loans	$ 4,256	$ 4,131	3.0%	$ 12,348	$ 12,153	1.6%
Interest Income - Investment & Other	2,038	1,898	7.4%	6,129	5,612	9.2%
Interest Expense - Deposits	805	922	-12.7%	2,558	3,188	-19.8%
Interest Expense - Other Borrowings	587	716	-18.0%	1,711	1,740	-1.7%
Net Interest Income	$ 4,903	$ 4,391	11.7%	$ 14,209	$ 12,837	10.7%
Provision for loan losses	125	75	66.7%	425	225	88.9%
Net Interest Income After Provision
for loan losses	$ 4,778	$ 4,316	10.7%	$ 13,784	$ 12,612	9.3%
Non-Interest Income	2,313	2,061	12.2%	7,527	5,060	48.8%
Net Securities Gains (Losses)	(54)	(31)		387	(78)
Non-Interest Expense	4,061	4,058	0.1%	12,563	10,897	15.3%
Income Before Taxes	$ 2,975	$ 2,288	30.0%	$ 9,134	$ 6,697	36.4%
Income Taxes	886	646	37.2%	2,733	1,855	47.3%
Net Income	$ 2,089	$ 1,642	27.2%	$ 6,401	$ 4,842	32.2%

PER SHARE DATA
Net Income - Basic	$ 1.10	$ 0.89		$ 3.40	$ 2.68	27.3%
Net Income - Diluted	$ 1.07	$ 0.87		$ 3.33	$ 2.61	27.5%
Cash Dividends	$ 0.38	$ 0.30		$ 1.00	$ 0.90	11.1%
Book Value				$ 24.23	$ 21.71
Common Shares Outstanding	1,897,776	1,852,682		1,897,776	1,852,682
Average Shares Outstanding, Basic	1,897,391	1,852,602		1,880,312	1,810,415
Average Shares Outstanding, Diluted	1,952,338	1,884,827		1,923,468	1,854,835

PROFITABILITY RATIOS
Return on Average Assets	1.89%	1.65%		1.89%	1.70%
Return on Average Equity	19.50%	16.83%		19.50%	18.25%
Net Interest Margin (tax equivalent basis)	4.61%	5.01%		4.75%	5.09%
Efficiency Ratio	54.55%	60.69%		56.03%	58.57%
Dividend Payout	34.51%	33.83%		29.37%	33.64%

CAPITAL RATIOS
Leverage Ratio				10.47%	9.81%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				14.85%	14.76%
Total Capital Ratio				15.61%	15.59%
Equity to Assets				9.46%	9.60%
Tangible Equity to Tangible Assets				8.19%	8.05%
Loans to Deposits				67.43%	66.33%

ASSET QUALITY
Non-Performing Loans				$ 481	$ 633	-24.0%
Loans Past Due 90 Days or More				11	21	-46.7%
Allowance for Loan Losses				2,481	2,240	10.8%
Net Charge-offs	14	35	-60.0%	252	46	447.8%
Non-Performing Loans to Loans				0.19%	0.30%	-35.6%
Allowance for Loan Losses to Loans				1.00%	1.07%	-6.2%
Net Charge-offs to Average Loans	0.01%	0.02%		0.11%	0.02%	-50.0%
Allowance for Loan Losses to
Non-Performing Loans				515.80%	354.00%	45.7%

AVERAGE BALANCES
Investment Securities Portfolio	$ 167,583	$ 147,855	13.34%	$ 164,508	$ 135,389	21.51%
Loans	243,660	211,143	15.40%	230,004	212,417	8.28%
Earning Assets	437,183	363,987	20.11%	417,493	352,932	18.29%
Assets	481,969	397,837	21.15%	458,432	380,582	20.46%
Deposits	367,881	299,388	22.88%	348,868	288,723	20.83%
Stockholders' Equity	45,332	39,021	16.17%	44,406	35,379	25.52%

SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				167,006	145,453	14.82%
Loans, net of allowance for loan losses				246,502	207,278	18.92%
Earning Assets				435,594	375,852	15.90%
Assets				481,717	414,200	16.30%
Deposits				366,799	315,876	16.12%
Stockholders' Equity				45,556	39,779	14.52%